EX-99.B-77Q1

WADDELL & REED ADVISORS SELECT FUNDS, INC.

SUB-ITEM 77Q1(a): Amendments to Registrant's Charter:

Articles Supplementary, effective June 2, 2008, to the Registrant's Articles of Incorporation was filed with the Securities and Exchange Commission by EDGAR on October 28, 2008 in Post-Effective Amendment No. 13 to the Registration Statement on Form N-1A, and is incorporated by reference herein.

Certificate of Correction, dated September 25, 2008, to Articles Supplementary to the Registrant's Articles of Incorporation was filed with the Securities and Exchange Commission by EDGAR on October 28, 2008 in Post-Effective Amendment No. 13 to the Registration Statement on Form N-1A, and is incorporated by reference herein.

Amendments to Registrant's Bylaws:

Bylaw Amendment, dated September 30, 2008, was filed with the Securities and Exchange Commission by EDGAR on October 28, 2008 in Post-Effective Amendment No. 13 to the Registration Statement on Form N-1A, and is incorporated by reference herein.